News Release




Date:
April 3, 2000
Contacts:
Rogene Thaden
NorthWestern Corporation
605-978-2904
rogene.thaden@northwestern.com

Mary Thiele
Lucent Technologies
908-953-6152 (w)
908-876-1091 (h)
mthiele@lucent.com

Lynn Newman
Lucent Technologies
908-582-3193 (w)
973-993-8033 (h)
lynnnewman@lucent.com


NORTHWESTERN CORPORATION'S EXPANETS DIVISION BUYS U.S. SMALL AND
     MID-SIZED BUSINESS SALES GROUP FROM LUCENT TECHNOLOGIES

        TRANSACTION CREATES LARGEST MID-MARKET NETWORKED
            COMMUNICATIONS SOLUTIONS PROVIDER IN U.S.


SIOUX FALLS, S.D. - NorthWestern Corporation (NYSE:NOR) today announced that Expanets, one of its partner entities, has purchased the U.S. small and mid-sized business sales organization from Lucent Technologies' (NYSE:LU) Enterprise Networks Group. This transaction and the resulting strategic alliance position Expanets as the largest integrated solutions provider for small and mid-sized businesses in the United States. It also gives Lucent's Enterprise Networks Group the most extensive indirect sales channel serving small and mid-sized businesses in the U.S. Terms of the agreement were not disclosed.
   Expanets, headquartered in Berkeley Heights, N.J., has operations in 49 states offering integrated data, voice and video solutions, including network design and consulting, unified messaging, call center, and Internet/intranet technologies.
   Under the agreement, Lucent's 700,000 U.S. small and mid-sized business customers become Expanets' customers. With the addition of approximately 1,800 Lucent sales and sales support employees, Expanets' sales force grows to more than 2,400 people, and it will have about 3,800 total employees.
   'The market for networked communications and data solutions is one of the fastest growing segments of the industry today,' said Merle D. Lewis, NorthWestern's chairman and CEO. 'Combining the strengths of Lucent's customer-rich sales channel with Expanets' broad, nationwide communications and data capabilities accelerates Expanets' strategy to become the premier, total-solution resource for mid-market customers. The alliance is an excellent move for both companies.'
   'The majority of small and mid-sized businesses in the United States prefer to buy their communications systems through local firms that can offer a wide range of products and services,' said Don Peterson, CEO and president of Lucent's Enterprise Networks Group. 'Expanets is an established provider of multi-vendor voice and data solutions, and as the market for converged networks continues to expand, the combination of talents brought about by this transaction and the resulting strategic alliance will offer a powerful resource to small and mid-sized businesses. This move aligns our sales strategy with the way these businesses want to buy, and lets both Lucent and Expanets specialize in what each does best for these important customers.'
   According to James R. Walker, president and CEO of Expanets, 'This relationship offers tremendous opportunities for both our customers and our people. Lucent has a well-established reputation for developing quality systems. This rich history of technology, combined with the experience of Expanets' expanded sales and service teams, uniquely position us as a market leader in providing solutions to help small businesses tackle big business challenges, such as e-business or converged voice/data networking.'
   In February Expanets named Walker president and CEO. Walker has three decades of experience in communications sales and service for businesses. He held several executive positions at AT&T and served as vice president of sales and customer service for Lucent Technologies' business systems unit.
   Lucent Enterprise Networks Group said it will continue to invest in research and development, manufacturing, and developing systems and applications for both small and large business customers, including products that converge voice and data. In addition, Lucent said the agreement announced today supports Lucent's strategy to expand its indirect channel and also mirrors the way Lucent now serves this market in the rest of the world.
   Lucent Enterprise Networks Group will continue to have the largest direct sales force in the industry for large and multinational business customers, generally those with more than 250 employees.
   Expanets will sell Lucent's wide range of award-winning products and software for small and mid-sized businesses, including the PARTNERr Advanced Communications System, the MERLIN MAGIXr Integrated System, GuestWorksr systems and DEFINITYr solutions and messaging solutions. Expanets expects to sell future Lucent enterprise products developed and manufactured for small and mid-sized businesses.

About NorthWestern Corporation:
   NorthWestern Corporation (NYSE: NOR) and its partner entities are leading providers of services and solutions to more than two million customers across America. NorthWestern's partner entities include Expanets, the largest U.S. mid-market provider of networked communications solutions and services; Blue Dot, a national provider of air conditioning, heating, plumbing and related services; CornerStone (NYSE: CNO), the nation's fourth largest retail propane distribution entity; and NorthWestern Services Group, a provider of electric and natural gas service to Midwestern customers. Further information about NorthWestern is available on the Internet at http://www.northwestern.com.

About Expanets:
   Expanets is the nation's fastest-growing provider of networked communications solutions to the small and mid-size business marketplace. With this announcement, Expanets is the largest networked communications solutions provider in the U.S. for small and mid-sized businesses. Annual revenues are expected to exceed $1.4 billion. Expanets was founded in February 1998 by NorthWestern Corporation. Further information about Expanets is available on the Internet at http://www.expanets.com.

About Lucent Technologies:
   Lucent recently announced plans to spin off its Enterprise Networks Group, which included the former small and mid-sized business sales unit, into a separate company focusing on delivering next-generation communications networks for enterprises. The new company will be the worldwide leader in messaging and call centers and the U.S. leader in voice communications systems for both large and small businesses.
   Lucent Technologies, headquartered in Murray Hill, N.J., USA, designs and delivers the systems, software, silicon and services for next-generation communications networks for service providers and enterprises. Backed by the research and development of Bell Labs, Lucent focuses on high-growth areas such as optical and wireless networks; Internet infrastructure; communications software; communications semiconductors and optoelectronics; Web-based enterprise solutions that link private and public networks; and professional network design and consulting services. For more information on Lucent Technologies, visit its Web site at http://www.lucent.com.

NorthWestern's Management Conference Call:
   A live and on demand webcast of the NorthWestern management conference call will be available online at www.streetfusion.com as well as www.northwestern.com/webcast on Monday, April 3, beginning at 10:00 a.m. Central time.

Forward Looking Statement:
   Certain statements made in this press release may include forward-looking statements under the Private Securities Litigation Reform Act of 1995. Certain statements, including those relating to expectations of future financial performance and continued growth, are forward-looking statements that involve inherent risks and uncertainties. A number of important factors which are difficult to predict and many of which are beyond the control of the company could cause actual results to differ materially from those implied by the forward-looking statements. These factors include, but are not limited to, the adverse impact of unseasonal weather, developments in the federal and state regulatory environment, the rate of growth in the service territories served by the company and its subsidiaries and affiliates, the speed and degree to which competition enters the company's industries, the timing and extent of changes in commodity prices, risks associated with acquisitions and integration of acquired companies, including acquired companies not performing to expectations, greater than anticipated difficulties in achieving cost savings and synergies, difficulties in integrating operations of acquired companies and the loss of key management personnel, changes in customer usage patterns and preferences, as well as changing conditions in the economy, capital markets and other factors included in the company's report on 10-K for 1999, that can be located at www.sec.gov and requested from NorthWestern Corporation.